Exhibit 99.3

Dicerna LinkedIn Post, posted on November 18, 2021

Hyperlink: https://investors.dicerna.com/news-releases/news-release-details/novo-nordisk-acquire-dicerna

Dicerna Tweet, posted on November 18, 2021